EXHIBIT 4.1

DESCRIPTION OF CAPITAL STOCK

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of New York law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of New York law and our articles of incorporation, as amended (including all certificates of designation relating to our preferred stock), and our bylaws, copies of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. In this description, references to “we,” “us,” “our,” “our company” refer to Yubo International Biotech Limited, a U.S. holding company and a New York corporation and its wholly owned subsidiaries.

General

Pursuant to our articles of incorporation, as amended, our authorized capital stock consists of (i) 1,000,000,000 shares of Class A common stock, at a par value of $0.001 per share, (ii) 3,750,000 shares of Class B common stock, at a par value of $0.001 per share, and (iii) 5,000,000 shares of Preferred Stock at a par value of $.001 per share.

Common Stock

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors.

Holders of Class B common stock are entitled to five votes for each share on all matters submitted to a shareholder vote. Each share of Class B is convertible into one share of Class A common stock at all times, at the election of the holder, by delivery of a written notice by such holder to us, or to the transfer agent, together with the certificates representing such shares of Common B common stock to be converted. Each share of Class B common stock will be automatically converted into one share of Class A common stock in connection with the sale or transfer of such Class B common stock to a non-Class B holder.

Our bylaws provide that the presence in person or by proxy of the holders of a majority of the votes entitled to be cast on a matter at a meeting shall constitute a quorum of stockholders for that matter. If a quorum exists, and unless a higher proportion of the votes is required pursuant to our articles of incorporation or applicable law, an action of the stockholders entitled to vote on a particular matter shall be approved if the votes cast in favor of such action exceed the votes cast against such action. However, our bylaws further provide that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The holders of our common stock do not have cumulative voting rights in the election of directors. The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of our outstanding preferred stock and will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

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Dividend Rights

The holders of our common stock are entitled to receive such dividends as may be declared by our board of directors (the “Board”) out of funds legally available for dividends. Our Board is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

Holders of our common stock have no conversion, pre-emptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.

In the event of our liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over Class A common stock.

Preferred Stock

Our articles of incorporation authorized the issuance of up to 5,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by our Board in accordance with New York law. Our Board will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects.

We currently have no preferred stock issued or outstanding.

Provisions of New York Law and Our Articles of Incorporation and Bylaws

Certain provisions of New York law and of our articles of incorporation, as amended, and bylaws could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. The provisions described below, and the board of directors’ right to issue shares of our preferred stock from time to time in one or more classes or series without shareholder approval, as described above, may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal.

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Stockholder Meetings. A special meeting of our shareholders may be called only by our board of directors or our chairman of the board. Our bylaws also permit stockholders to take action without a meeting or notice by a consent in writing, setting forth the action so taken, and duly signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted with respect to the subject matter thereof, which consent shall have the same force and effect as a vote of shareholders taken at such a meeting.

New York anti-takeover law. We are subject to certain “business combination” provisions of Section 912 of the NYBCL and expect to continue to be so subject if and for so long as we have a class of securities registered under Section 12 of the Exchange Act. Section 912 provides, with certain exceptions, that a New York corporation may not engage in a “business combination” (e.g., merger, consolidation, recapitalization or disposition of stock) with any “interested shareholder” for a period of five years from the date that such person first became an interested shareholder unless the business combination or the transaction resulting in a person becoming an interested shareholder was approved by the board of directors of the corporation prior to that person becoming an interested shareholder. No New York corporation may engage at any time in any business combination with an interested shareholder other than (i) a business combination that is approved by the board of directors of the corporation prior to that person becoming an interested shareholder, or where the transaction resulting in a person becoming an interested shareholder was approved by the board of directors of the corporation prior to that person becoming an interested shareholder; (ii) a business combination that is approved by a majority of the outstanding stock not held by the interested shareholder or an affiliate of the interested shareholder at a meeting called no earlier than five years after the interested shareholder’s stock acquisition date; or (iii) the business combination that meets certain valuation requirements for the consideration paid. An “interested shareholder” is defined as any person who (a) is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation or (b) is an affiliate or associate of a corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. The “stock acquisition date”, with respect to any person and any New York corporation, means the date that such person first becomes an interested shareholder of such corporation.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Securities Transfer Corporation.

Listing

Our Class A common stock has been quoted on the OTC Marketplace under the symbol “YBGJ.”

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